SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as Permitted by Rule
    14a-6(e)(2))
|_| Definitive Proxy Statement
|X| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              QUANTA SERVICES, INC.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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                                EXPLANATORY NOTE

                  Quanta Services, Inc., a Delaware corporation ("Quanta Services"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on May 10, 2002 in connection with the solicitation of proxies for electing the board of directors of Quanta Services at the 2002 annual meeting of Quanta Services' stockholders.

                                      # # #



                             [QUANTA SERVICES LOGO]


May 8, 2002


Dear Fellow Employees:

Today, as you may have seen, Quanta announced another good quarter in what we all know has been a tremendously challenging environment. If you haven't seen the press release, you can find it on our web site at www.quantaservices.com. We appreciate the hard work and contributions that you have made to the results -- and we especially thank you for your continued focus in the face of the continuing proxy fight distraction presented by Aquila.

Of course, our May 23rd annual meeting is rapidly approaching and we know that many of you are anxious about what might happen if Aquila wins the fight. At the same time, we know that many of you have been offended by Aquila's unjust criticisms of Quanta's performance - especially given their own recent difficulties and credit downgrades.

As to the proxy fight, while we are cautiously optimistic, it is simply too soon to tell what is going to happen. We are working hard to get our message out and have spent many days on the road, meeting with investors personally and seeking their support. So far, our meetings have been encouraging, but we have made it clear that we need every last vote - theirs and yours - to beat Aquila. Between now and the meeting, we will continue to urge all investors - including you - to vote the White card.

While Aquila has been vague about its plans should it win the fight, you should know that we have also been working to convey to Aquila's management that much of Quanta's value resides in you - the managers and employees who have helped make us the leader in our field. You are the people who have built and maintained crucial customer relationships. You are the people who worked so hard to deliver results in this tough environment. And you are the people on whom Quanta's future success depends. This will still be true no matter what happens on May 23.

Regarding Aquila's criticism of Quanta's performance, we believe it is a deliberate attempt by Aquila to mislead investors about its true motivations. In reality, Quanta has performed extraordinarily well in this environment. And, despite the fact that the balance of 2002 looks to be even more challenging than anyone expected due to the continuing telecom meltdown, we still believe Quanta will continue outperforming our peer group. Our balance sheet is healthy. We have strong cash flow. We have a good marketplace reputation and we remain poised to recover more quickly than our competitors when the economy improves.


             1360 Post Oak Blvd., Suite 2100, Houston, TX 77056-3023 Ph 713.629.7600 Fax 713.629-7676 www.quantaservices.com

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For now, however, we must remain focused on the tasks at hand. Your focus and continued dedication to our clients is more important than ever. We ask that you try not to be distracted by what you may hear or read in the press over the next few weeks. We pledge to do our best to keep you informed of any developments and to communicate the facts as we get them. In the meantime, thank you for your continued support.

Very truly yours,

/s/   John R. Colson

John R. Colson
CHIEF EXECUTIVE OFFICER